FOR IMMEDIATE RELEASE
Exhibit 99.1

CONTACT:
Investors:
Antonella Franzen
(609) 720-4665

Ryan Edelman
(609) 720-4545

Media:
Fraser Engerman
(414) 524-2733

Johnson Controls appoints Jeff Williams as vice president and president, Global Products, Building Technologies & Solutions

CORK, Ireland, July 23, 2019 – Johnson Controls International plc (NYSE: JCI) today announced it has named Jeff Williams as vice president and president, Global Products, Building Technologies & Solutions effective immediately. Williams succeeds Bill Jackson who is leaving the company on Aug. 9, 2019 to pursue other opportunities.

Williams recently served as vice president, Building Solutions, Europe, Middle East, Africa and Latin America (EMEALA) for Johnson Controls where he led sustained growth and improved margins across the region.

“Jeff is a proven leader, who understands how to help our customers win every day and help drive our company’s growth platform,” said George Oliver, Johnson Controls chairman and CEO. I am excited for Jeff to take on this new role and I look forward to his further contributions as we solidify our position as the global leader in building technologies and solutions.”

In his new role Williams will lead the Global Products segment which reported fiscal 2018 annual revenue of $8.5 billion, which includes Building Management Systems, HVAC and Refrigeration Equipment and Specialty Products.

Williams, who joined Johnson Controls in 1984, previously served as vice president of enterprise operations and engineering. He led the company’s $16 billion Automotive Experience spin-off resulting in a separately traded company known as Adient. Prior to that, he was group vice president and general manager, Product Group Complete Seat and Supply Chain, Automotive Experience. He also drove standardization in design, manufacturing processes and equipment to establish global best practices for cost, quality and efficiency.

Williams has a bachelor’s degree in business administration from Western Michigan University and a MBA from the University of Detroit.

“We wish Bill all the best and appreciate all of his contributions to Johnson Controls and his leadership throughout the integration of Johnson Controls and Tyco in helping to transform our Global Products business into a market leader,” said Oliver.

About Johnson Controls:

Johnson Controls is a global leader creating a safe, comfortable and sustainable world. Our 105,000 employees create intelligent buildings, efficient energy solutions and integrated infrastructure that work seamlessly together to deliver on the promise of smart cities and communities in 150 countries. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. We are committed to helping our customers win everywhere, every day and creating greater value for all of our stakeholders through our strategic focus on buildings. For additional information, please visit http://www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter.

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